Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated December 3, 2014 to Prospectus dated July 3, 2014

Registration No. 333-197252

DOMINION GAS HOLDINGS, LLC

FINAL TERM SHEET

December 3, 2014

	2014 Series A 2.50% Senior Notes due 2019	2014 Series B 3.60% Senior Notes due 2024	2014 Series C 4.60% Senior Notes due 2044

Issuer:	Dominion Gas Holdings, LLC	Dominion Gas Holdings, LLC	Dominion Gas Holdings, LLC

Principal Amount:	$450,000,000	$450,000,000	$500,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	A2 (stable outlook)/ A- (negative outlook)/ A- (stable outlook)	A2 (stable outlook)/ A- (negative outlook)/ A- (stable outlook)	A2 (stable outlook)/ A- (negative outlook)/ A- (stable outlook)

Trade Date:	December 3, 2014	December 3, 2014	December 3, 2014

Settlement Date:	December 8, 2014	December 8, 2014	December 8, 2014

Final Maturity Date:	December 15, 2019	December 15, 2024	December 15, 2044

Interest Payment Dates:	June 15 and December 15	June 15 and December 15	June 15 and December 15

First Interest Payment Date:	June 15, 2015	June 15, 2015	June 15, 2015

Optional Redemption:	Make Whole Call at T+15 bps prior to November 15, 2019; Par Call on or after November 15, 2019	Make Whole Call at T+20 bps prior to September 15, 2024; Par Call on or after September 15, 2024	Make Whole Call at T+25 bps prior to June 15, 2044; Par Call on or after June 15, 2044

Treasury Benchmark:	1.500% due November 30, 2019	2.250% due November 15, 2024	3.125% due August 15, 2044

Benchmark Yield:	1.608%	2.283%	2.989%

Spread to Benchmark:	+90 bps	+135 bps	+165 bps

Reoffer Yield:	2.508%	3.633%	4.639%

Coupon:	2.50%	3.60%	4.60%

Price to Public:	99.962%	99.724%	99.370%

Proceeds to the Company Before Expenses:	99.362%	99.074%	98.495%

CUSIP/ISIN:	257375AG0/ US257375AG05	257375AH8/ US257375AH87	257375AJ4/ US257375AJ44

Joint Book-Running Managers:	Goldman, Sachs & Co., RBS Securities Inc., BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated December 3, 2014, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Goldman, Sachs & Co.	1-866-471-2526 (toll free)
RBS Securities Inc.	1-866-884-2071 (toll free)
BNP Paribas Securities Corp.	1-800-854-5674 (toll free)
Scotia Capital (USA) Inc.	1-800-372-3930 (toll free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.